Exhibit 10.2
AMENDMENT 2008-2
TO THE
AMENDED AND RESTATED 2005 EMPLOYMENT AGREEMENT
THIS AMENDMENT, dated as of December 18, 2008, between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”) and Gerard S. Carlozzi (“Executive”).
RECITALS
WHEREAS, the Company and Executive previously entered into the Amended and Restated 2005 Employment Agreement, dated as of December 19, 2005, (as amended from time to time, the “Employment Agreement”), that sets forth the terms and conditions of Executive’s employment with the Company;
WHEREAS, as of January 2, 2008, Company and Executive entered into Amendment 2008-1 to the Employment Agreement (“Amendment 2008-1”) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder;
WHEREAS, the Company and Executive desire to amend the Employment Agreement to extend the term of Executive’s employment and to modify certain other provisions of the Employment Agreement; and
WHEREAS, Section 17(a) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.
NOW, THEREFORE, the Company and Executive hereby agree that, effective as of December 18, 2008, the Employment Agreement shall be amended as follows:
1. Clause (5) of Subsection 1(h) of the Employment Agreement is hereby amended by adding the following proviso at the end of such Subsection:
“provided, however, that, notwithstanding the foregoing, in no event will a change in Executive’s position to any other executive-level position reporting directly to the Chief Executive Officer of the Company constitute Good Reason for purposes of this Agreement.”
2. Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“2. Employment. The Company hereby employs Executive as Chief Operating Officer, and Executive hereby agrees to accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, the Board may, in its discretion at any time during the employment term, change Executive’s position (including title) to another executive-level position reporting directly to the Chief Executive Officer of the Company, and in the event that the Board does so, Executive agrees to render services to the Company in such capacity on the terms and conditions set forth in this Agreement. Executive’s primary place of employment shall be at the Principal Executive Office and Executive shall report to the Chief Executive Officer.”

3. Section 3 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“3. Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 12 hereof, the term of Executive’s employment under this Agreement shall commence on the date of this Agreement and terminate on January 4, 2011.”
4. Section 5 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“5. Compensation. Currently, the Company compensates Executive at a base salary of $450,000 per year (the “Base Salary”). Effective January 1, 2009, the Company shall compensate Executive for his services at a Base Salary of $475,000 per year, and effective January 1, 2010, the Company shall compensate Executive for his services at a Base Salary of $500,000 per year. Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Executive’s Base Salary shall be subject to annual reviews, but may not be decreased without Executive’s express written consent.”
5. Section 6 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“6. Bonus Opportunity. For the Company’s 2008 fiscal year, Executive shall have the opportunity to receive an annual performance bonus targeted at 40% of Executive’s Base Salary, and effective commencing with the Company’s 2009 fiscal year, Executive shall have the opportunity to receive an annual performance bonus targeted at 50% of Executive’s Base Salary, in each case based upon the satisfaction of certain performance objectives as determined by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion.”
6. Section 8 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“8. Equity Compensation.
(a)	Stock Options and Other Equity Compensation. The parties hereby acknowledge and agree that the Company may in its discretion grant Executive equity-based compensation awards from time to time. Equity-based awards granted to Executive shall be subject to accelerated vesting as follows:
(i) Performance stock awards granted prior to December 18, 2008, stock options and stock appreciation rights shall vest in full upon a Change in Control, Executive’s termination of employment without Cause, for Good Reason, Disability or death; and

(ii) Equity-based incentive awards granted on or after December 18, 2008 that are structured to qualify as “performance-based compensation” (as described in Section 162(m)(4)(C) of the Code) (other than stock options and stock appreciation rights, which shall be subject to accelerated vesting in accordance with Section 8(a)(i) above) shall vest in full upon a Change in Control.
(b)	Restricted Units. On or about December 18, 2008, the Company shall grant to Executive an award in the form of contract stock for 88,877 shares of the Company’s common stock (the “2008 Restricted Units”) pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan and the terms and conditions set forth in the Contract Stock/Restricted Units Agreement substantially in the form attached as Exhibit A hereto (the “2008 Restricted Units Agreement”). The parties hereby acknowledge and agree that the 2008 Restricted Units award consists of both a signing award bonus and an annual equity-based award with respect to the Company’s 2008 fiscal year, and that Executive shall not be entitled to receive an additional equity-based award with respect to 2008 performance. The shares underlying the 2008 Restricted Units shall be delivered to Executive in accordance with the terms of the 2008 Restricted Units Agreement.

(c)	S-8. The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, it will maintain in effect a Form S-8 registration statement covering the issuance to Executive of the shares underlying Executive’s then outstanding equity-based compensation awards.”
7. Subsection 12(a) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(a)	Termination without Salary Continuation. In the event (i) Executive terminates his employment hereunder other than for Good Reason, or (ii) Executive’s employment is terminated by the Company for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after his last day of active employment.”
8. The first paragraph of Subsection 12(b) of the Employment Agreement (excluding clauses (1) through (3) of such subsection) is hereby amended in its entirety to read as follows:
“(b)	Termination with Salary Continuation (No Change in Control). Except as provided in subsection 12(c) in the event of a Change in Control and subject to Executive and the Company executing a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event (i) Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or (ii) Executive terminates his employment for Good Reason, then the Company shall:”

9. The first paragraph of Subsection 12(c) of the Employment Agreement (excluding clauses (1) through (5) of such subsection) is hereby amended in its entirety to read as follows:
“(c)	Termination with Salary Continuation (Change in Control). Notwithstanding anything to the contrary set forth in subsection 12(b), and subject to Executive and the Company executing a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event within twelve months of a Change in Control: (i) Executive terminates his employment for Good Reason, or (ii) Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, then the Company shall:”
10. Clauses (2) and (3) of Subsection 12(c) of the Employment Agreement are hereby amended by substituting the phrase “December 19, 2012” for the phrase “the fifth anniversary of the date of this Agreement” where the latter appears therein.
11. The following new Subsection 12(f) is hereby added to the Employment Agreement:
“(f)	Expiration of Employment Term. Notwithstanding anything contained herein, in no event shall the expiration of the employment term set forth in Section 3 above or the Company’s election not to renew the employment term constitute a termination of Executive’s employment by the Company without Cause.”
12. Subsection 17(i) of the Employment Agreement is hereby amended by substituting the following for the Executive’s address where such address appears therein:
“Gerard S. Carlozzi
c/o Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536”
13. In all respects not modified by this Amendment 2008-2, the Employment Agreement and Amendment 2008-1 are hereby ratified and confirmed.
[Signature page follows]

IN WITNESS WHEREOF, Company and Executive agree to the terms of the foregoing Amendment 2008-2, effective as of the date set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By:	/s/ Stuart M. Essig
Name: Stuart M. Essig
Title: President and Chief Executive Officer

EXECUTIVE
/s/ Gerard S. Carlozzi
Gerard S. Carlozzi

EXHIBIT A
[2008 Restricted Units Agreement]